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Exhibit 10.4

ADVANSTAR HOLDINGS CORP.

October 1, 2004

Mr. James A. Finkelstein
Publisher
The Hill
Two Park Avenue, Suite 1405
New York, NY 10016

Dear Jimmy:

        On behalf of Advanstar Holdings Corp., Advanstar, Inc., and Advanstar Communications Inc. (collectively, "Advanstar"), I am pleased to confirm that you have agreed to become a Director of Advanstar.

        We acknowledge that it is becoming increasingly difficult to find highly competent persons to serve corporations like Advanstar as Directors without some form of compensation. Accordingly, while serving as a Director of Advanstar, you will receive the compensation and other benefits set forth on Annex A hereto.

        I, as well as the other Directors and the management of Advanstar, am looking forward to your joining the Advanstar family and to your valued insights and contributions to our business.

Sincerely,

James Alic Chairman of the Board
Accepted:

/s/ JAMES A. FINKELSTEIN James A. Finkelstein

ANNEX A—Terms of Service of James A. Finkelstein ("Finkelstein")

Scope	•	Finkelstein will serve as a Director of Advanstar Holdings Corp. ("Holdings"), Advanstar, Inc. and Advanstar Communications Inc. (collectively, "Advanstar") effective October 1, 2004.
	•	It is anticipated that the scope of Finkelstein's duties as a Director will require Finkelstein to dedicate approximately ten days per annum to these activities.
•
Finkelstein will be expected to attend or participate in all regular and special meetings of Advanstar's Board of Directors. Currently, Advanstar holds 4-5 regular Board of Directors meetings per fiscal year.
Fees & Expenses	•
Finkelstein will be reimbursed for reasonable out-of-pocket expenses he incurs in connection with his serving as a Director and as a member of any Board Committee of Advanstar, including travel expenses incurred to attend meetings incident to his duties, in accordance with the standard practices of Advanstar.
•
As compensation for his serving Advanstar as described above, and for as long as he continues to serve as a Director of Advanstar, Finkelstein will receive an annual retention fee equal to $50,000, payable in equal quarterly installments at the end of each fiscal year quarter.
Stock Options	•
As of the effective date of his appointment as a Director of Advanstar, Finkelstein will be granted options to purchase 25,000 shares of Holdings common stock at an exercise price equal to $10.00 per share. These options would vest over a four-year period, with 20% vesting immediately and an additional 20% vesting on each anniversary on which Finkelstein remains in the service of Advanstar as described herein. The options would be granted pursuant to and be subject in all respects to the enclosed Award Agreement, Holdings' 2000 Management Incentive Plan and Shareholders' Agreement.
Term of Service	•
Finkelstein will serve as a Director of Advanstar on an annual basis, subject to his removal in accordance with applicable law and the organizational documents of Advanstar, or his earlier death, permanent disability or resignation. To the extent Finkelstein wishes to resign as a Director of Advanstar, he will provide Advanstar with at least 30 days prior written notice of his desire to so resign.

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ADVANSTAR HOLDINGS CORP.